Exhibit 23.1
                   CONSENT OF INDEPENDENT ACCOUNTANTS



Board of Directors
Point Bancorp, Inc.
610-12 Viand Street
Point Pleasant, West Virginia  25550


We consent to the incorporation in this Registration Statement on Form S-4 of our report on the consolidated financial statements of Point Bancorp, Inc. & Subsidiary as of September 30, 1993 and 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended September 30, 1994 and to the reference made to us under the caption "Experts" in this Prospectus.


						Very truly yours,

						TRAINER, WRIGHT & PATERNO





						/s/ Charles William Wright, CPA
						Partner

Huntington, West Virginia
January 9, 1995